SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 13, 2002

Robbins & Myers, Inc. (Exact name of Registrant as specified in its charter)

Ohio	0-288	31-0424220

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

1400 Kettering Tower, Dayton, OH	45423

(Address of principal executive offices)	(Zip code)

937-222-2610
(Registrant’s telephone number including area code)

Not applicable
(Former name and former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure
SIGNATURES

Item 5. Other Events and Regulation FD Disclosure

On May 13, 2002, Robbins & Myers, Inc. issued the following press release:

ROBBINS & MYERS ANNOUNCES EARNINGS OUTLOOK
FOR THE BALANCE OF ITS FISCAL YEAR

DAYTON, OHIO, May 13, 2002..... Robbins & Myers, Inc. (RBN) announced today its earnings outlook for the remainder of its fiscal year. The Company indicated that it expects earnings per share for its fiscal year ending August 31, 2002 to be at the low end of the range of $1.25 to $1.50 per share that it had previously indicated. The Company also anticipates earnings for its third quarter ending May 31, 2002 to be in the range of $0.23 — $0.25 per share. Gerald L. Connelly, President and CEO of the Company, commented that: “While we have seen modest improvement in backlogs, we do not expect to benefit from any macro-economic recovery affecting our markets until our fiscal 2003.”

Robbins & Myers, Inc. is a leading global supplier of highly engineered, application-critical equipment and systems for pharmaceutical, energy, and industrial markets. Headquartered in Dayton, Ohio, the Company has manufacturing facilities in the United States, Canada, Europe, Brazil, Mexico, Singapore, Venezuela, Australia, China, France, India and Taiwan.

In addition to historical information, this release contains forward-looking statements, identified by use of words such as “expects,” “anticipates,” “estimates,” and similar expressions. These statements reflect the Company’s expectations at the time this release was issued. Actual events and results may differ materially from those described in the forward-looking statements. Among the factors that could cause material differences are a significant decline in capital expenditures in the specialty chemical and pharmaceutical industries, a major decline in oil and natural gas prices, foreign exchange rate fluctuations, and deterioration in general economic conditions that can affect demand in the process industries. The Company undertakes no obligation to update or revise any forward-looking statement.

The Company’s common stock trades on the New York Stock Exchange under the symbol RBN.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robbins & Myers, Inc.

Date: May 13, 2002	By:/s/ Thomas J. Schockman Thomas J. Schockman Corporate Controller and Chief Accounting Officer